EXHIBIT 5.1

April 17, 2015

OceanFirst Financial Corp

975 Hooper Avenue,

Toms River, NJ 08753

Re.	OceanFirst Financial Corp.

975 Hooper Avenue,

Toms River, NJ 08753

Registration Statement on Form S-4

Dear Sir or Madam:

We have acted as counsel to OceanFirst Financial Corp. a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-4 (as amended or supplemented, the “Registration Statement”) filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registers the offering by the Company of an aggregate of 962,337 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), to be issued in connection with the proposed merger of Colonial American Bank, a New Jersey state chartered commercial bank (“CAB”), with and into the OceanFirst Bank (“OFB”) a wholly owned subsidiary of the Company, with OFB continuing as the surviving entity (the “Merger”), pursuant to an Agreement and Plan of Merger, dated as of February 25, 2015 (as such agreement may be amended from time to time, the “Agreement and Plan of Merger”), by and between the Company and OFB and CAB.

In so acting, we have examined, and relied as to matters of fact upon, the originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and By-laws of the Company and such other certificates (including certificates of officers of the Company), records, instruments and documents, and have made such other and further investigations, as we have deemed necessary or appropriate to enable us to express the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based upon and subject to the foregoing and the additional qualifications set forth below, we are of the opinion that the Shares, when issued by the Company as contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion is limited to the corporate law of the state of Delaware and no opinion is expressed as to the laws of any other jurisdiction. The opinion expressed herein does not extend to compliance with federal and state securities laws relating to the sale of Shares. The opinion is rendered solely for your benefit and that of subscribers in connection with the transaction described above and may not be used or relied upon by any other person without prior written consent in each instance.

/s/ WINDELS MARX LANE & MITTENDORF, LLP